S&P GLOBAL REPORTS
SECOND QUARTER RESULTS

Revenue Increased 10%

Diluted EPS Increased 12% to $1.44

Adjusted Diluted EPS Increased 17% to $1.44

Operating Margin Increased 70 Basis Points to 44.0%

Adjusted Operating Margin Increased 210 Basis Points to 44.1%

New York, NY, July 28, 2016 – S&P Global (NYSE: SPGI) today reported second quarter 2016 results with revenue of $1.48 billion, an increase of 10% compared to the same period last year. Net income and diluted earnings per share were $383 million and $1.44, respectively. Foreign exchange rates had a negligible impact on revenue and a favorable impact of approximately 3 percentage points on operating profit.

Adjusted net income increased 13% to $385 million and adjusted diluted earnings per share increased 17% to $1.44. The adjustments in the second quarter of 2016 were primarily associated with benefits from insurance recoveries related to legal settlements, partially offset by deal-related amortization, divestiture transaction costs and restructuring charges.

“We are pleased that every business segment delivered revenue growth despite macroeconomic pressures including low commodity prices and ongoing volatility in the markets we serve. Increasingly, market participants look to S&P Global for the benchmarks and essential intelligence needed to conduct business,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “In addition to our progress on creating revenue growth, we continue to make progress on our productivity initiatives and SNL integration synergies. Overall, our performance enables the Company to continue investing in our portfolio of great assets to improve our customer experience while simultaneously delivering excellent financial results."

Outlook: The Company provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results.

2016 adjusted guidance has been updated to reflect the pending close of the sale of J.D. Power in the third quarter.  The Company expects to use stepped up share repurchases to minimize dilution from the sale.  Due to strong first-half results, and our outlook for the remainder of the year, we are increasing the adjusted diluted EPS guidance by $0.05 to a range of $5.05 to $5.20.  In addition, due to the sale of J.D. Power, we are reducing our revenue guidance to mid single-digit growth as we will no longer record several months of J.D. Power revenue.

Return of Capital: During the second quarter, the Company returned $242 million to shareholders by repurchasing 1.4 million shares for $147 million and issuing dividends totaling $95 million. Year-to-date the Company has returned $538 million to shareholders. As a result of the Company's ongoing share repurchases, weighted average shares outstanding decreased by over 3% versus the second quarter of 2015. The Company has authorization from the Board of Directors to repurchase up to an additional 31.9 million shares.

S&P Global Ratings: Bond issuance improved in the quarter sequentially and year-over-year, helping drive a revenue increase of 4% to $682 million. Transaction revenue increased 5% to $343 million compared to the same period last year. This was largely a result of improved contract terms, increased debt issuance, and mid-teens growth in bank loan ratings. Non-transaction revenue increased 3% to $339 million in the quarter due to growth in surveillance, CRISIL, commercial paper activity, and royalties from Risk Services.

U.S. and international revenue increased 3% and 5%, respectively. International revenue represented 42% of second quarter revenue.

The business continued to make progress reducing costs in the quarter as reported expenses decreased 4% and adjusted expenses decreased 5% in part due to reduced outside services.

Operating profit increased 10% to $396 million with an operating profit margin that improved 320 basis points to 58%. Adjusted operating profit increased 12% to $369 million with an adjusted operating profit margin that improved 400 basis points to 54%, driven by increased revenue and decreased expenses.

The S&P Global Ratings segment includes S&P Global Ratings, which is registered with the U.S. Securities and Exchange Commission as a Nationally Recognized Statistical Rating Organization (“NRSRO”), as well as CRISIL, a global analytical company incorporated in India, and certain other ratings-related businesses.

S&P Global Market Intelligence: Revenue increased 29% to $416 million in the second quarter of 2016 compared to the same period last year, while organic revenue grew 8%. Due to the SNL acquisition, organic growth, and progress on integration-related synergies, quarterly operating profit increased 48% to $93 million and adjusted operating profit increased 48% to $118 million. The operating margin improved 290 basis points to 22% and the adjusted operating margin improved 370 basis points to 28%.

In the second quarter, S&P Capital IQ Desktop, Enterprise Feeds, and RatingsXpress® were the drivers of organic revenue growth. In addition, SNL revenue increased 9% to $68 million compared to second quarter 2015, prior to the Company's acquisition of SNL. Excluding a purchase accounting adjustment, SNL revenue increase 10%.

Both S&P Capital IQ Desktop and SNL experienced year-over-year user growth in the teens.

S&P Dow Jones Indices: In May, the Company celebrated the 120 year anniversary of one of its most iconic benchmarks, the Dow Jones Industrial Average (DJIA). Created in 1896, the DJIA is the daily symbol of the U.S. stock market and among the most widely followed indices in the world.

Revenue increased 4% to $153 million in the second quarter of 2016 compared to the same period last year. Operating profit increased 5% to $100 million. Adjusted operating profit increased 4% to $101 million. Operating profit attributable to the Company was $73 million. Adjusted operating profit attributable to the Company increased 3% to $74 million.

Revenue growth was due to steady data license growth and strength in exchange-traded derivative activity due to market volatility.

Average AUM based on S&P DJI's indices increased 3% in the quarter and reached a new quarter-ending record of $855 billion.

S&P Global Platts (includes J.D. Power): Revenue increased 9% to $255 million. Organic revenue for the segment, excluding revenue from recently acquired NADA Used Car Guide, Petromedia, and RigData, grew 4%. Operating profit grew 7% to $93 million and adjusted operating profit grew 7% to $98 million in the second quarter of 2016 compared to the same period last year.

Platts delivered 7% revenue growth driven by mid-single digit revenue growth in core subscriptions primarily due to petroleum price assessments and market data augmented by growth in Global Trading Services.

Unallocated Expense: Unallocated expense includes corporate center functions and certain non-allocated items such as excess real estate. Unallocated expense increased 23% to $31 million, primarily due to a gain on the sale of a non-core asset in the second quarter of 2015. Adjusted unallocated expense decreased 4% to $34 million.

Provision for Income Taxes: The Company's effective tax rate in the second quarter of 2016 and 2015 was 32.3% and 32.6%, respectively. The Company's adjusted effective tax rate decreased to 32.1% in the second quarter of 2016 compared to 32.4% in the prior period.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of the second quarter were $1.6 billion, of which approximately $1.5 billion was held outside the United States. In the first six months of 2016, cash provided by operating activities was $571 million. Free cash flow was $478 million, an increase of $1,466 million from the same period in 2015 due to litigation payments in the first half of 2015. Free cash flow, excluding the after-tax payments associated with legal and regulatory settlements and insurance recoveries, was $513 million.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, adjusted expense, free cash flow, and free cash flow excluding certain items are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 4, 5 and 8. As described on Exhibit 9, we are unable to present a quantitative reconciliation of forward-looking non-GAAP financial information presented without unreasonable effort.

Conference Call/Webcast Details: The Company’s senior management will review the second quarter earnings results on a conference call scheduled for today, July 28, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/Index?KeyGenPage=1073751596&event=1073748178. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until August 28, 2016. U.S. participants may call (888) 568-0920; international participants may call +1 (203) 369-3791 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•	the successful completion of the pending sale of J.D. Power to XIO Group;

•	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

•	worldwide economic, financial, political and regulatory conditions, including economic conditions and regulatory changes that may result from the United Kingdom’s likely exit from the European Union;

•
the rapidly evolving regulatory environment, in the United States and abroad, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

•	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

•	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

•	consolidation in the Company’s end-customer markets;

•	the impact of cost-cutting pressures across the financial services industry;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of merger and acquisition activity in the United States and abroad;

•	the volatility of the energy marketplace;

•	the health of the commodities markets;

•	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;

•	our ability to incentivize and retain key employees;

•
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

•
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

•	changes in applicable tax or accounting requirements;

•	the level of the Company’s future cash flows and capital investments;

•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

•
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Report on Form 10-Q.

About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Three and six months ended June 30, 2016 and 2015
(dollars in millions, except per share data)

(unaudited)	Three Months			Six Months
	2016	2015	% Change	2016	2015	% Change

Revenue	$1,482	$1,342	10%	$2,823	$2,615	8%
Expenses	831	771	8%	1,660	1,543	7%
Other income	—	(11)	N/M	—	(11)	N/M
Operating profit	651	582	12%	1,163	1,083	7%
Interest expense, net	42	16	N/M	83	32	N/M
Income before taxes on income	609	566	8%	1,080	1,051	3%
Provision for taxes on income	197	185	7%	345	340	1%
Net income	412	381	8%	735	711	4%
Less: net income attributable to noncontrolling interests	(29)	(28)	5%	(58)	(55)	7%
Net income attributable to S&P Global Inc.	$383	$353	9%	$677	$656	3%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.45	$1.29	12%	$2.56	$2.40	7%
Diluted	$1.44	$1.28	12%	$2.54	$2.38	7%

Weighted-average number of common shares outstanding:
Basic	264.5	273.1		264.7	273.3
Diluted	266.7	275.7		267.0	276.0

Actual shares outstanding at period end				263.9	272.5

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
June 30, 2016 and December 31, 2015
(dollars in millions)

(unaudited)	June 30,	December 31,
	2016	2015

Assets:
Cash and cash equivalents	$1,567	$1,481
Other current assets	1,318	1,312
Assets of businesses held for sale	574	503
Total current assets	3,459	3,296
Property and equipment, net	242	270
Goodwill	2,882	2,882
Other intangible assets, net	1,483	1,522
Other non-current assets	225	213
Total assets	$8,291	$8,183

Liabilities and Equity:
Short-term debt	$309	$143
Unearned revenue	1,460	1,421
Other current liabilities	869	1,138
Liabilities of businesses held for sale	207	206
Long-term debt	3,470	3,468
Pension, other postretirement benefits and other non-current liabilities	631	644
Total liabilities	6,946	7,020
Redeemable noncontrolling interest	920	920
Total equity	425	243
Total liabilities and equity	$8,291	$8,183

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Six months ended June 30, 2016 and 2015
(dollars in millions)

(unaudited)	2016	2015

Operating Activities:
Net income	$735	$711
Adjustments to reconcile net income to cash provided by (used for) operating activities from continuing operations:
Depreciation	40	43
Amortization of intangibles	47	23
Deferred income taxes	(4)	166
Stock-based compensation	34	37
Other	55	55
Accrued legal and regulatory settlements	(108)	(1,609)
Net changes in other operating assets and liabilities	(228)	(323)
Cash provided by (used for) operating activities from continuing operations	571	(897)

Investing Activities:
Capital expenditures	(36)	(42)
Acquisitions, net of cash acquired	(52)	(2)
Proceeds from dispositions	—	14
Changes in short-term investments	—	(7)
Cash used for investing activities from continuing operations	(88)	(37)

Financing Activities:
Additions to short-term debt, net	166	—
Proceeds from issuance of senior notes, net	—	690
Dividends paid to shareholders	(191)	(185)
Dividends and other payments paid to noncontrolling interests	(57)	(49)
Repurchase of treasury shares	(373)	(274)
Exercise of stock options and excess tax benefits from share-based payments	84	111
Cash (used for) provided by financing activities from continuing operations	(371)	293
Effect of exchange rate changes on cash from continuing operations	(26)	(7)
Cash provided by (used for) continuing operations	86	(648)
Cash used for discontinued operations	—	(129)
Net change in cash and cash equivalents	86	(777)
Cash and cash equivalents at beginning of period	1,481	2,497
Cash and cash equivalents at end of period	$1,567	$1,720

Exhibit 4

S&P Global
Operating Results
Three and six months ended June 30, 2016 and 2015
(dollars in millions)

(unaudited)	Three Months			Six Months
	Revenue			Revenue

	2016	2015	% Change	2016	2015	% Change

S&P Global Ratings	$682	$658	4%	$1,234	$1,264	(2)%
S&P Global Market Intelligence	416	324	29%	824	644	28%
S&P Dow Jones Indices	153	148	4%	304	291	4%
S&P Global Platts	255	234	9%	509	459	11%
Intersegment Elimination	(24)	(22)	(14)%	(48)	(43)	(12)%
Total revenue	$1,482	$1,342	10%	$2,823	$2,615	8%

	Expenses			Expenses

	2016	2015	% Change	2016	2015	% Change

S&P Global Ratings (a)	$286	$297	(4)%	$576	$612	(6)%
S&P Global Market Intelligence (b)	323	261	24%	651	519	25%
S&P Dow Jones Indices (c)	53	52	2%	104	100	3%
S&P Global Platts (d)	162	147	10%	313	286	9%
Intersegment Elimination	(24)	(22)	(14)%	(48)	(43)	(12)%
Total expenses	$800	$735	9%	$1,596	$1,474	8%

	Operating Profit			Operating Profit

	2016	2015	% Change	2016	2015	% Change

S&P Global Ratings (a)	$396	$361	10%	$658	$652	1%
S&P Global Market Intelligence (b)	93	63	48%	173	125	39%
S&P Dow Jones Indices (c)	100	96	5%	200	191	5%
S&P Global Platts (d)	93	87	7%	196	173	13%
Total operating segments	682	607	12%	1,227	1,141	8%
Unallocated expense (e)	(31)	(25)	23%	(64)	(58)	11%
Total operating profit	$651	$582	12%	$1,163	$1,083	7%

(a)
The three and six months ended June 30, 2016 include a benefit related to legal settlement insurance recoveries of $37 million and $52 million, respectively, partially offset by legal settlement charges of $3 million and $6 million, respectively. The three and six months ended June 30, 2015 include a benefit related to legal settlement insurance recoveries of $45 million and $80 million, respectively, partially offset by legal settlement charges of $4 million and $34 million, respectively. The three and six months ended June 30, 2016 and 2015 also include restructuring charges of $6 million and $8 million, respectively. Additionally, amortization of intangibles from acquisitions of $1 million are included for the three months ended June 30, 2016 and 2015 and of $3 million and $2 million for the six months ended June 30, 2016 and 2015, respectively.

(b)
The three and six months ended June 30, 2016 include disposition-related costs of $8 million and the six months ended June 30, 2016 include a technology related impairment charge of $24 million. The three and six months ended June 30, 2015 also include restructuring charges of $12 million. Additionally, amortization of intangibles from acquisitions of $18 million and $36 million is included for the three and six months ended June 30, 2016, respectively, and of $6 million and $12 million for the three and six months ended June 30, 2015, respectively.

(c)	Amortization of intangibles from acquisitions of $1 million is included for the three months ended June 30, 2016 and 2015 and $3 million for the six months ended June 30, 2016 and 2015.

(d)
The three and six months ended June 30, 2016 include disposition-related costs of $2 million and $4 million, respectively. The three and six months ended June 30, 2015 also include restructuring charges of $1 million. Additionally, amortization of intangibles from acquisitions of $3 million is included for the three months ended June 30, 2016 and 2015 and of $5 million and $6 million for the six months ended June 30, 2016 and 2015, respectively.

(e)
The three and six months ended June 30, 2016 includes $3 million from a disposition-related reserve release. The three and six months ended June 30, 2015 include a gain of $11 million on the sale of our interest in a legacy McGraw Hill Construction investment and restructuring charges.

Exhibit 5

S&P Global
Operating Results - Reported vs. Performance
Three and six months ended June 30, 2016 and 2015
(dollars in millions, except per share amounts)

	Three Months
(unaudited)	2016					2015					% Change
	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Performance
S&P Global Ratings	$396	$(29)	a	$1	$369	$361	$(33)	a	$1	$330	10%	12%
S&P Global Market Intelligence	93	8	b	18	118	63	12	b	6	80	48%	48%
S&P Dow Jones Indices	100	—		1	101	96	—		1	97	5%	4%
S&P Global Platts	93	2	c	3	98	87	1	c	3	91	7%	7%
Segment operating profit	682	(19)		23	686	607	(20)		11	598	12%	15%
Unallocated expense	(31)	(3)	d	—	(34)	(25)	(10)	d	—	(35)	23%	(4)%
Operating profit	651	(22)		23	652	582	(30)		11	563	12%	16%
Interest expense, net	42	—		—	42	16	—		—	16	N/M	N/M
Income before taxes on income	609	(22)		23	610	566	(30)		11	547	8%	12%
Provision for taxes on income	197	(9)		8	196	185	(12)		4	177	7%	10%
Net income	412	(13)		15	414	381	(18)		7	370	8%	12%
Less: NCI net income	(29)	—		—	(29)	(28)	—		—	(28)	5%	5%
Net income attributable to SPGI	$383	$(13)		$15	$385	$353	$(18)		$7	$342	9%	13%

Diluted EPS	$1.44	$(0.05)		$0.06	$1.44	$1.28	$(0.07)		$0.03	$1.24	12%	17%

	Six Months
(unaudited)	2016					2015					% Change
	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Performance
S&P Global Ratings	$658	$(40)	a	$3	$621	$652	$(38)	a	$2	$616	1%	1%
S&P Global Market Intelligence	173	32	b	36	241	125	12	b	12	148	39%	63%
S&P Dow Jones Indices	200	—		3	203	191	—		3	194	5%	5%
S&P Global Platts	196	4	c	5	205	173	1	c	6	180	13%	14%
Segment operating profit	1,227	(4)		47	1,270	1,141	(26)		23	1,138	8%	12%
Unallocated expense	(64)	(3)	d	—	(67)	(58)	(10)	d	—	(68)	11%	(1)%
Operating profit	1,163	(7)		47	1,203	1,083	(36)		23	1,070	7%	12%
Interest expense, net	83	—		—	83	32	—		—	32	N/M	N/M
Income before taxes on income	1,080	(7)		47	1,120	1,051	(36)		23	1,038	3%	8%
Provision for taxes on income	345	(4)		16	357	340	(14)		9	334	1%	7%
Net income	735	(3)		31	763	711	(22)		14	704	4%	9%
Less: NCI net income	(58)	—		—	(58)	(55)	—		—	(55)	7%	7%
Net income attributable to SPGI	$677	$(3)		$31	$705	$656	$(22)		$14	$649	3%	9%

Diluted EPS	$2.54	$(0.01)		$0.11	$2.64	$2.38	$(0.08)		$0.05	$2.35	7%	12%
N/M - not meaningful
Note - Totals presented may not sum due to rounding

(a)
The three and six months ended June 30, 2016 include a benefit related to legal settlement insurance recoveries of $37 million and $52 million, respectively, partially offset by legal settlement charges of $3 million and $6 million, respectively. The three and six months ended June 30, 2015 include a benefit related to legal settlement insurance recoveries of $45 million and $80 million, respectively, partially offset by legal settlement charges of $4 million and $34 million, respectively. The three and six months ended June 30, 2016 and 2015 also include restructuring charges of $6 million and $8 million, respectively.

(b)
The three and six months ended June 30, 2016 include disposition-related costs of $8 million, and the six months ended June 30, 2016 include a technology related impairment charge of $24 million. The three and six months ended June 30, 2015 include restructuring charges.

(c)	The three and six months ended June 30, 2016 includes disposition-related costs. The three and six months ended June 30, 2015 include restructuring charges.

(d)
The three and six months ended June 30, 2016 includes $3 million from a disposition-related reserve release. The three and six months ended June 30, 2015 include a gain of $11 million on the sale of our interest in a legacy McGraw Hill Construction investment and restructuring charges.

(e)
Includes adjusted operating profit for S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts; adjusted segment operating profit; adjusted operating profit; adjusted net income attributable to SPGI; and adjusted diluted EPS.

Exhibit 6

S&P Global
Revenue by Type
Three and six months ended June 30, 2016 and 2015
(dollars in millions)

(unaudited)	Subscription / Non-Transaction			Asset Linked Fees			Non-Subscription / Transaction
	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change

	Three Months
S&P Global Ratings (a)	$339	$330	3%	$—	$—	N/M	$343	$328	5%
S&P Global Market Intelligence (b)	382	292	31%	—	—	N/M	34	32	4%
S&P Dow Jones Indices (c)	32	28	13%	92	92	—%	29	28	6%
S&P Global Platts (d)	175	154	13%	—	—	N/M	80	80	—%
Intersegment elimination	(24)	(22)	(14)%	—	—	N/M	—	—	N/M
Total revenue	$904	$782	15%	$92	$92	—%	$486	$468	4%

	Six Months
S&P Global Ratings (a)	$666	$647	3%	$—	$—	N/M	$568	$617	(8)%
S&P Global Market Intelligence (b)	758	578	31%	—	—	N/M	66	66	—%
S&P Dow Jones Indices (c)	62	56	10%	178	184	(3)%	64	51	26%
S&P Global Platts (d)	347	304	14%	—	—	N/M	162	155	5%
Intersegment elimination	(48)	(43)	(12)%	—	—	N/M	—	—	N/M
Total revenue	$1,785	$1,542	16%	$178	$184	(3)%	$860	$889	(3)%

(a)
Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $22 million and $44 million for the three and six months ended June 30, 2016, respectively, and $20 million and $40 million for the three and six months ended June 30, 2015, respectively, charged to S&P Global Market Intelligence for the rights to use and distribute content and data developed by S&P Global Ratings.

(b)
Subscription revenue is related to credit ratings-related information products, S&P Capital IQ Desktop, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)
Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while asset linked fees primarily relate to fees based on assets underlying exchange-traded funds, mutual funds and insurance products. Transaction revenue relates to trading based fees from exchange-traded derivatives.

(d)
Subscription revenue at Platts is related to real-time news, market data, and price assessments, along with other information products, while non-subscription revenue is related to licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. Subscription revenue at J.D. Power is related to information products primarily serving the automotive market, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Exhibit 7

S&P Global
Revenue by Geographic Area
Three and six months ended June 30, 2016 and 2015
(dollars in millions)

(unaudited)	U.S.			International
	2016	2015	% Change	2016	2015	% Change

	Three Months
S&P Global Ratings	$398	$386	3%	$284	$272	5%
S&P Global Market Intelligence	284	212	34%	132	112	18%
S&P Dow Jones Indices	128	121	6%	25	27	(8)%
S&P Global Platts	113	102	10%	142	132	8%
Intersegment elimination	(13)	(11)	(18)%	(11)	(11)	(9)%
Total revenue	$910	$810	12%	$572	$532	7%

	Six Months
S&P Global Ratings	$727	$738	(1)%	$507	$526	(4)%
S&P Global Market Intelligence	564	424	33%	260	220	18%
S&P Dow Jones Indices	253	235	8%	51	56	(10)%
S&P Global Platts	230	200	15%	279	259	8%
Intersegment elimination	(24)	(22)	(13)%	(24)	(21)	(11)%
Total revenue	$1,750	$1,575	11%	$1,073	$1,040	3%

Exhibit 8

S&P Global
Non-GAAP Financial Information
Three and six months ended June 30, 2016 and 2015
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Six Months
	2016	2015
Cash provided by (used for) operating activities from continuing operations	$571	$(897)
Capital expenditures	(36)	(42)
Dividends and other payments paid to noncontrolling interests	(57)	(49)
Free Cash Flow	$478	$(988)
Payment of legal and regulatory settlements	108	1,609
Legal settlement insurance recoveries	(52)	(65)
Tax benefit from legal settlements	(21)	(258)
Free Cash Flow Excluding Above Items	$513	$298

 S&P Global Organic Revenue

(unaudited)	Three Months			Six Months
	2016	2015	% Change	2016	2015	% Change
Total revenue	$1,482	$1,342	10%	$2,823	$2,615	8%
S&P Global Market Intelligence acquisitions and product closures	(68)	(1)		(135)	(2)
S&P Global Platts acquisitions	(12)	—		(22)	—
Total Adjusted Revenue	$1,402	$1,341	4%	$2,666	$2,613	2%

Organic Revenue Constant Currency Basis	$1,403	$1,341	5%	$2,675	$2,613	2%

Adjusted S&P Global Market Intelligence Revenue

(unaudited)	Three Months			Six Months
	2016	2015	% Change	2016	2015	% Change
S&P Global Market Intelligence revenue	$416	$324	29%	$824	$644	28%
Acquisitions and product closures	(68)	(1)		(135)	(2)
Adjusted S&P Global Market Intelligence Revenue	$348	$323	8%	$689	$642	7%

Adjusted S&P Global Platts Revenue

(unaudited)	Three Months			Six Months
	2016	2015	% Change	2016	2015	% Change
S&P Global Platts revenue	$255	$234	9%	$509	$459	11%
Acquisitions	(12)	—		(22)	—
Adjusted S&P Global Platts Revenue	$243	$234	4%	$487	$459	6%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Six Months
	2016	2015	% Change	2016	2015	% Change
Adjusted operating profit	$101	$97	4%	$203	$194	5%
Income attributable to noncontrolling interests	27	25		53	50
Adjusted Net Operating Profit	$74	$72	3%	$150	$144	4%

Exhibit 9

S&P Global
 Non-GAAP Guidance

Our 2016 adjusted diluted EPS guidance excludes a range of adjustments to allow investors to view the Company’s business from the same perspective as Company management, including full-year 2016 deal-related amortization expense, as well as legal settlement charges, insurance recoveries, restructuring charges, and a technology related impairment charge that were recorded during the first half of 2016 as presented on Exhibit 5. We are unable to reconcile our full year adjusted diluted EPS guidance to comparable GAAP guidance without unreasonable effort because management cannot reliably predict the necessary components of our full year 2016 net income, including the impact and timing of potential acquisitions, pending dispositions, and other structural changes or their probable significance. The impact of such adjustments could be significant. Accordingly, we are unable to provide an accurate non-GAAP to GAAP guidance reconciliation upon which our investors can rely.